Exhibit 21.1
Subsidiaries of the Registrant*

The following were significant subsidiaries of the Registrant as of December 31, 2020:

Name	Jurisdiction of Incorporation or Organization
Sculptor Capital Holding Corporation	Delaware
Sculptor Capital LP	Delaware
Sculptor Capital Advisors LP	Delaware
Sculptor Capital Advisors II LP	Delaware
Sculptor SC GP, LP	Delaware
OZ Africa Management GP, LLC	Delaware
Sculptor Europe Loan Management Limited	United Kingdom
Sculptor Capital II LP	Delaware
Sculptor Loan Management LP	Delaware
Sculptor Credit Opportunities Overseas Fund GP, LP	Cayman Islands
Sculptor Capital Management Europe Limited	United Kingdom
Sculptor Real Estate Advisors LP	Delaware
Sculptor Structured Products Overseas Fund II GP, LP	Cayman Islands
Sculptor Real Estate Capital II LP	Delaware
Sculptor Capital Management Hong Kong Limited	Hong Kong
Sculptor Real Estate LP	Delaware
* The Names of additional subsidiaries have been omitted because the unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.